Exhibit 99.1

Wynn Resorts, Limited Announces Executive Promotions

LAS VEGAS, March 18, 2008 (BUSINESS WIRE) -- Wynn Resorts, Limited is pleased to announce that John Strzemp, Executive Vice President and Chief Financial Officer, has been promoted to Executive Vice President and Chief Administrative Officer.  Mr. Strzemp will be responsible for the global administrative functions of the company as well as leading the opening of new resorts around the world.  Mr. Strzemp has over 25 years of experience in gaming including his experience as Chief Financial Officer of Treasure Island, President of Treasure Island, Chief Financial Officer of Bellagio and most recently Chief Financial Officer of Wynn Resorts, Limited.  With Mr. Strzemp’s assistance, Wynn Resorts will continue to execute its growth strategy around the world.

The Company also announced that Matt Maddox, Senior Vice President of Development and Treasurer, has been promoted to Chief Financial Officer and Treasurer of Wynn Resorts.  Mr. Maddox began his career at Bank of America in the mergers and acquisitions department before joining Caesars Entertainment.  Mr. Maddox served as the Vice President of Finance at Caesars in 2001 when he left to join Wynn Resorts as the Vice President of Investor Relations and Treasurer.  After the completion of Wynn Resorts’ initial financing in late 2002, Mr. Maddox moved to Macau as the Chief Financial Officer for Wynn Macau.  There he was instrumental in the start up and financing efforts for Wynn Resorts in Macau.  Mr. Maddox worked in Macau through 2005, when he relocated to Las Vegas as the Company’s Senior Vice President Development and Treasurer.

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the NASDAQ-100 Index. Wynn Resorts owns and operates Wynn Las Vegas (http://www.wynnlasvegas.com) and Wynn Macau (http://www.wynnmacau.com). Wynn Las Vegas, a luxury hotel and destination casino resort located on the Las Vegas Strip features 2,716 luxurious guest rooms and suites; an approximately 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 74,000 square feet of retail space. Wynn Macau is a destination casino resort in the Macau Special Administrative Region of the People's Republic of China and currently features 600 deluxe hotel rooms and suites; approximately 205,000 square foot casino; casual and fine dining in five restaurants; approximately 46,000 square feet of retail space; a health club, pool and spa, along with lounges and meeting facilities.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com